Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

REVOLVE GROUP, INC.

Revolve Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Revolve Group, Inc., and the Corporation was originally incorporated pursuant to the Delaware General Corporation Law on June 6, 2019.

SECOND: This Certificate of Amendment to Certificate of Incorporation was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

THIRD: The text of Article VIII of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be executed this 7th day of June, 2024.

By: /s/ Jodi Lumsdaine Chapin

Title: General Counsel and Corporate Secretary

Name: Jodi Lumsdaine Chapin